Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-210054) on Form S-8 of our report dated February 28, 2022, with respect to the consolidated financial statements and financial statement schedules I to VI of Old Republic International Corporation and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Chicago, Illinois
May 26, 2022